UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 22, 2008

Federal Agricultural Mortgage Corporation
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (202) 872-7700

No change
(Former name or former address, if changed since last report)

Item 8.01.  Other Events.

Farmer Mac currently owns as part of its portfolio of non-program investments $60 million principal amount of senior debt securities issued by Lehman Brothers Holdings Inc. (“Lehman”), of which $40 million matures in November 2009 and $20 million matures in May 2010.  On September 15, 2008, Lehman filed a petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.  Consequently, the price of those securities has fallen to approximately 19 percent of their principal amount, approximately $48 million below the $59.9 million amortized cost of the securities at June 30, 2008.  Based on these developments, Farmer Mac expects to record a non-cash, other-than-temporary, pre-tax impairment charge on its investment in the Lehman senior debt securities in an amount equal to the difference between the amortized cost of the securities at June 30, 2008 and their market value as of September 30, 2008.  There can be no assurance that the value of the Lehman debt securities will not decline further, or that Farmer Mac will not have to recognize additional other-than-temporary impairment charges related to such debt in the future if it were not sold.  Farmer Mac does not hold any other securities issued by Lehman and has no other exposure to Lehman or any of its subsidiaries, including no counterparty exposure in Farmer Mac’s financial derivative transactions.

On an after-tax basis, the resulting non-cash impairment charge is expected to be the full amount of the loss, because Farmer Mac does not expect to realize any material tax benefit in connection with the impairment of its Lehman senior debt.  Although Farmer Mac would realize a capital loss if it sells the securities, such capital loss would result in a tax benefit to Farmer Mac only to the extent the capital loss can be used to reduce capital gains available during the applicable carryback and carryforward periods.  Farmer Mac does not expect those capital gains to be material in relation to the amount of the other-than-temporary impairment charge.

Farmer Mac’s outstanding program volume is approximately $9.5 billion.  The mortgages and loans underlying those guarantees and commitments continue to perform well, with delinquencies remaining at historically low levels consistent with the continued strength of the U.S. agricultural economy.  As of July 31, 2008, 90-day delinquencies were $8.0 million.

Farmer Mac is moving forward to implement one or more strategies to restore its capital position to comply with its statutory minimum capital requirement at September 30, 2008 and to support currently anticipated significant growth in program volume in the near term.  Farmer Mac has engaged a financial advisor to assist it in the formulation and execution of those capital restoration strategies, which may include sales of assets, sales of preferred and common stock and other equity securities.  Notwithstanding the foregoing, Farmer Mac cannot give assurances that it will be in compliance with its statutory minimum capital requirement as of September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Vice President – General Counsel

Dated:         September 22, 2008